Exhibit (f)(1)


                        NON-ACCEPTORS CHASE - TELEPHONE SCRIPT
                        --------------------------------------

          "Hello, please may I speak to (Shareholder)."

          "Good Afternoon/Evening, my name is (x). I am calling on behalf of Texas Utilities with regard to their Offer for the Energy Group who have given their permission for us to call you."

          "IS THIS A CONVENIENT TIME TO CALL?"

          [If No]
          "Sorry to have troubled you do you mind if I call again? Good-bye."

          [If Yes]
          "I believe you are an Energy Group shareholder?"

          [If No]
          "May I just check whether you were a Hanson shareholder - if you were, you may have become a shareholder in The Energy Group as a result of its demerger from Hanson in February 1997?"

          [If still No]
          "Sorry to have troubled you - good-bye."

          [Then]
          "Do you have the Offer document and a Form of Acceptance relating to the Offer from Texas Utilities?"

          [If No]
          "May I arrange for a new Form of Acceptance to be sent to you? Please may I check your address."

          [If Yes]
          "Are you aware that the Offer from Texas Utilities has been recommended by the board of The Energy Group and is now
          Unconditional? Texas now owns over 70% of Energy Group shares which means that Energy Group is now a subsidiary of Texas."

          "We have not yet received your Form of Acceptance, may I ask whether you intend to accept the offer? May I remind you that the proceeds of the Offer will not be sent to you automatically. You must first sign and return a Form of Acceptance accompanied by your Energy Group share certificate"

          [If queries - refer to Q&A or take note of question for further reference]

          [If no queries] Close with
                          ----------

          "THANK YOU FOR YOUR TIME - GOOD-BYE"

          [After Queries dealt with} - Close as above:
                                       --------------

                         NON ACCEPTORS - QUESTIONS & ANSWERS
                         -----------------------------------


          Q1 I HAVE ALREADY RETURNED MY ACCEPTANCE FORM WHY ARE YOU RINGING ME?
          --

          We are not the Receiving Agents therefore for purely technical reasons it is not always possible to be up to date with who has returned their acceptance forms. (Forms are coming in on a daily basis). However if you are at all concerned that your form may have been mislaid you should telephone the registrars "helpline" on 0117 937 0672, & 0630, 0638, 0666, 0676.

          Q2 WHAT IF I DO NOTHING?
          --

          You will not receive any offer monies as these can only be paid if you sign and return an Acceptance Form with your Energy Group share certificate. In due course, you may find it difficult to buy or sell your Energy Group shares, since Texas Utilities intends to apply for Energy Group shares to be delisted from the London Stock Exchange.

          If Texas Utilities acquire more than 90% of Energy Group shares they will compulsorily acquire your shares. This will mean that you will no longer own your shares but you will not be sent your offer monies unless you claim your entitlement. If you have not accepted the offer at this time you will be sent details of the compulsorily acquisition procedure.

          Q3  WHEN WILL I GET MY MONEY?
          --

          The offer proceeds will be sent to you within 14 days following receipt of your properly completed form of acceptance and your Energy Group share certificate.

          Q4  WILL ENERGY GROUP BE WRITING TO ME?
          --

          No, which is why I am calling to inform you of the latest developments about the offer.

          Q5  WHAT ARE THE VARIOUS OPTIONS AVAILABLE UNDER THE OFFER?
          --

          The Texas Utilities Offer is being made on the following basis;

          CASH OFFER
          ----------

          For each Energy Gp share    -    L8.40


          LIMITED SHARE ALTERNATIVE (SEE PP 11 OF THE OFFER DOCUMENT)
          -----------------------------------------------------------

          For each Energy Gp share    -    0.355 of a new share of Texas
                                           Utilities Common Stock.

          On the basis of the closing prices on (the last day of
          business....this is worth...)

          However because the Share Alternative is limited, shareholders electing for this option may be scaled down pro-rata.

          Holders of Energy Group securities electing for the Limited share alternative who do not tender their securities so as to be received by midnight on Friday 29th May 1998 will not be entitled to receive, in respect of their New Texas Utilities Shares, the dividend of $0.55 per share of Texas Utilities Common Stock which is payable on 1st July 1998.


          THE LOAN NOTE ALTERNATIVE (SEE PP 14 OF THE OFFER DOCUMENT)
          -----------------------------------------------------------

          For every L1 of cash consideration    -    L1 nominal of Loan Notes

          Interest on the Loan Notes will be calculated at 6 months sterling deposit offered rate for each interest period-which starts on the day that the consideration is sent to you. The first interest payment will be 31/12/98 and thereafter 30/6 and 31/12. Loan note redeemable at any interest payment date, having given 30 days written notice.

          Q6  WHAT DOES 'UNCONDITIONAL IN ALL RESPECTS' MEAN?
          --

          An offer for a company may be declared 'unconditional in all respects' when the acquiring company has received acceptances for over 50% of the shares. This means that the acquiring company effectively has control. It will not therefore increase its offer and may at some stage in the near future de-list the company from the London and New York Stock Exchanges.

          The offer for The Energy Group by Texas Utilities has been accepted in respect of over 70% of The Energy Group shares including those which were acquired by Texas Utilities (22%) during the Offer period.

          Q7  WHICH OF THE ALTERNATIVES UNDER THE OFFER SHOULD I ACCEPT?
          --

          WE ARE NOT ALLOWED TO GIVE ADVICE ON INVESTMENT OR TAXATION AND IF YOU HAVE ANY QUERIES ON THESE ASPECTS YOU SHOULD CONSULT YOUR TAX ADVISER OR STOCKBROKER OR INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.